Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer & Chairman of the Board

	Cathy Robinson	702.878.0700
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES STRONG LOAN GROWTH AND THE CLOSING OF TWO ACQUISITIONS

LAS VEGAS, NV – (BUSINESS WIRE)—October 17, 2006— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company reporting $1.1 billion in total assets as of September 30, 2006, operating through Community Bank of Nevada (Nevada) and Cactus Commerce Bank (Arizona), today announced financial results for the third quarter of 2006.

HIGHLIGHTS OF THE QUARTER

•	Completed acquisition of Cactus Commerce Bank on September 29, 2006.

•	Closed a $50 million issuance of trust preferred securities to provide capital for completion of the Cactus Commerce Bank and Valley Bancorp acquisitions and continued organic growth.

•	Loan growth of 42.9% year-over-year, of which 37.9% was organic growth.

•	Deposit growth of 25.1% year-over-year, of which 19.6% was organic growth.

•	Quarter net income up 13.8% year-over-year.

•	Quarter diluted earnings per share up 7.9% year-over-year.

Acquisition Activity

On September 29, 2006, we completed the acquisition of the Glendale, Arizona-based Cactus Commerce Bank for $13.3 million in cash. Total assets, loans and deposits acquired were $52.0 million, $31.7 million and $37.2 million, respectively. As a result of this acquisition, we added our first full-service bank outside of Nevada. No income from Cactus Commerce Bank’s operations was recognized by Community Bancorp in the third quarter of 2006 since the acquisition closed on the last business day of the quarter. The condensed consolidated balance sheets of Community Bancorp as of September 30, 2006 contained in this release include the total assets and liabilities of Cactus Commerce Bank.

On October 13, 2006, we completed our merger with Valley Bancorp, and thereby acquired Valley Bank, with $406.9 million in total assets as of September 30, 2006, which added five full-service branches in Las Vegas, Henderson and Pahrump, Nevada. No income or assets from Valley Bancorp’s operations are reflected in Community Bancorp’s third quarter results since the acquisition closed subsequent to September 30, 2006.

Financial Performance

Net income increased 13.8% to $3.1 million, or $0.41 per fully diluted share, for the third quarter of 2006, compared with $2.7 million, or $0.38 per fully diluted share, for the third quarter of 2005, and increased 44.5% to $10.2 million, or $1.37 per fully diluted share, for the nine months of 2006, compared with $7.1 million, or $1.02 per fully diluted share, for the nine months of 2005. Year-over-year, our gross loans increased 42.9% and deposits increased 25.1%. Net interest margin increased to 5.32% for the nine months of 2006 versus 5.02% for the nine months of 2005. Total provision for loan losses was $3.1 million for the nine months of 2006, of which $1.5 million was taken during the third quarter of 2006 due to the strong loan growth and loan charge-offs incurred in the third quarter of 2006.

During the quarter, we incurred additional debt in anticipation of the acquisition of Cactus Commerce Bank and Valley Bancorp. We closed a $50 million issuance of trust preferred securities to provide the capital necessary to complete the acquisition and to add additional capital to both the Nevada and Arizona operations to support continued organic growth. Based on our expansion into California and Arizona with our loan production offices, our tax expense allocation increased as a result of state income taxes.

Our return on average equity (“ROE”) and return on average assets (“ROA”) for the third quarter of 2006 were 10.43% and 1.20%, respectively, compared to 12.09% and 1.48%, respectively, for the third quarter of 2005. The decreases in ROE and ROA for the quarter are primarily attributed to the 109.2% increase in the provision for loan losses and increased income tax expense associated with our Arizona and California operations. For the nine months of 2006, ROE and ROA were 12.08% and 1.41%, respectively, compared to 11.39% and 1.45%, respectively, for the nine months of 2005.

“We are very encouraged by another strong quarter of organic loan growth. With the integration of the Cactus and Valley organizations into our company, our size, portfolio and deposit base expand and we should begin to more fully gain efficiencies. Over the past two years we have invested in the infrastructure to support our growth and acquisitions. As we move forward, our investment pay-off should be recognized as additional scale will lead to improved efficiencies, resulting in increased net income and profitability,” said Edward M. Jamison, President, Chief Executive Officer and Chairman of the Board.

“Our year-to-date progress parallels our strategic plan as we continue to expand our Las Vegas presence, by the strength of our organic growth and the Valley acquisition. Likewise, the Cactus acquisition in the Phoenix market fits into our strategic plan of geographic and economic diversification and allows for further expansion in a high-growth market. Year-to-date, our assets grew $228.9 million, or 34.2% on an annualized basis. In addition to our acquisition of Bank of Commerce in August 2005, and its three branches, as well as our acquisition of Valley Bank and its five branches, we continue to open de novo branches in attractive locations and plan to open a branch in Centennial Hills in northwest Las Vegas in 2007. This will give us 15 branches in our primary market. We welcome the Valley employees as they will be instrumental in assisting us in our continued growth for the balance of the year and into 2007,” said Mr. Jamison.

Income Statement Results

During the third quarter of 2006, total interest and dividend income was $20.7 million, compared with $12.6 million in the same quarter of 2005 and $56.7 million for the nine months of 2006 compared to $30.9 million for the nine months of 2005. The increase in total interest and dividend income was primarily attributed to a 39.1% increase in average earning assets for the third quarter of 2006 compared to the same quarter in 2005 and the escalation of the yields on those assets.

Total interest expense for the third quarter of 2006 was $8.4 million, compared with $3.3 million for the third quarter of 2005 and $20.7 million for the nine months of 2006 compared to $7.8 million for the nine months of 2005. The increase in total interest expense resulted from the 46.4% growth in average interest-bearing deposits and increased deposit rates for the nine months of 2006. Also impacting our interest expense was the cost associated with the $20 million issuance of trust preferred securities on September 23, 2005, and an increase in both short term and long term borrowings. Interest expense associated with the short term borrowings, long term borrowings and trust preferred securities increased $452 thousand, $1.3 million and $1.2 million year-over-year, respectively.

Strong loan growth drove the 33.6% increase of net interest income for the third quarter of 2006 to $12.3 million over $9.2 million in the same quarter of 2005 and the 55.7% increase to $36.0 million for the nine months of 2006 over $23.1 million for the nine months of 2005.

The net interest margin increased to 5.32% for the nine months ended September 30, 2006 compared to 5.02% for the same period in 2005 and decreased to 5.23% for the third quarter of 2006 compared to 5.44% for the third quarter of 2005. On a linked-quarter basis, the net interest margin decreased slightly from 5.35% to 5.23%. The year-over-year increase is attributed to the strong loan growth, the asset sensitivity of the balance sheet and a general rise in interest rates while the decrease in the linked-quarter ratio is primarily attributed to the continued competitive deposit pricing pressures along with increased use of wholesale funds and the associated costs of the same.

Non-interest income was $618 thousand for the third quarter of 2006, a decrease of 8.7% over $677 thousand in the third quarter of 2005. The decrease was primarily attributed to the gain on sale of loans received in the third quarter of 2005 of $71 thousand. Non-interest income increased 15.5% to $1.7 million for the nine months of 2006 compared to $1.5 million for the nine months of 2005. The increase was primarily due to an increase in overdraft, wire and ATM fees attributed to the increased branch network, partially offset by a decrease in income from bank owned life insurance in the nine months of 2006.

Non-interest expense was $6.4 million for the quarter ending September 30, 2006, an increase of 17.7% over $5.4 million for the quarter ending September 30, 2005, and $18.7 million for the nine months of 2006 compared to $13.5 million for the nine months of 2005. The increase was primarily attributable to expenses associated with salaries and employee benefits due to the addition of new employees from the acquisition of Bank of Commerce, the opening of the Russell office and the investment in key personnel. Including 15 new Cactus Commerce Bank employees, we had 188 full-time equivalent employees on September 30, 2006, compared to 153 on September 30, 2005. In addition, the expense associated with the implementation of FASB Statement No. 123R impacted earnings, before taxes, by $219 thousand for the third quarter of 2006 and $936 thousand for the first nine months of 2006, which is a reduction of $0.02 per fully diluted share for the quarter and $0.08 for the nine months. Occupancy expenses associated with operating the expanded branch network also impacted our non-interest expense, which increased 78.0% to $2.5 million in the nine months of 2006 from $1.4 million in the nine months of 2005. In addition, we recognized $571 thousand in expense in the nine months of 2006 due to the amortization of the core deposit intangible associated with our Bank of Commerce merger in August 2005. A first time state tax expense allocation of $383 thousand was included in our income tax expense in the third quarter of 2006 and is associated with our loan production offices in California and Arizona.

Our efficiency ratio improved to 49.25% for the third quarter of 2006 compared to 54.69% for the third quarter of 2005 and 49.53% for the nine months of 2006 compared to 54.80% for the nine months of 2005 despite the increased occupancy and salary costs related to our growth.

Balance Sheet Management

Organic loan growth for the quarter ended September 30, 2006 totaled $74.3 million. Our gross loans increased 42.9% to $912.8 million as of September 30, 2006 compared to $638.8 million as of September 30, 2005 and increased 37.6%, or $249.4 million, in the nine months of 2006 compared to $663.4 million as of December 31, 2005. At September 30, 2006, total loans acquired in the Cactus Commerce Bank acquisition were $31.7 million. The majority of our loan growth was in construction and land development loans, with an increase of 69.9% to $502.6 million from $295.8 million as of September 30, 2005. In addition, commercial real estate loans grew 27.8% to $235.5 million from $184.2 million a year ago. Real estate loans represented 85% of total loans at September 30, 2006, compared to 80% of total loans as of September 30, 2005.

Total deposits were $849.5 million at September 30, 2006, up from $679.1 million at September 30, 2005 and $725.1 million at December 31, 2005. Total deposits acquired in the Cactus Commerce Bank acquisition were $37.2 million. Year-over-year, our average non-interest bearing demand deposits increased 23.5% from $142.1 million to $175.5 million. Based on our strong loan growth, we continue to supplement core deposits with wholesale funding.

“With the completion of the merger with Valley Bank, we believe that we can fully implement our retail small business effort to continue to diversify our balance sheet and sources of revenue. Much like we have witnessed a substantial growth in loan production from our strategic initiatives, our efforts to attract more clients among the professional and service industries have also begun to show positive results during the third quarter. Our ability to maintain strong loan growth, along with excellent credit quality, is the product of first, developing an outstanding team, followed by a consistent plan to market to targeted clients,” said Larry Scott, President of Community Bank of Nevada and Chief Operating Officer.

“In May 2006, we were successful in recruiting one of Southern Nevada’s top retail bankers from one of the National banks in our community. With the expanded branch network, and with her ability to attract talent to follow her to Community Bank of Nevada, we feel very confident that we will enjoy similar success generating deposits as we have experienced with loan production. We have the market, the professional talent and we clearly understand what is needed to continue to add value for our shareholders,” said Mr. Scott.

Asset Quality and Capital Ratios

As a result of conducting our quarterly allowance for loan losses (“ALLL”) analysis, which considers asset quality, loan growth, changes in loan mix and other qualitative factors, it was determined that a $1.5 million addition to the provision for loan losses in the third quarter was appropriate based on the loan growth and additional loan charge-offs incurred for the third quarter of 2006. Loan charge-offs year-to-date have all been non-real estate related loans.

As of September 30, 2006, our non-performing loans (“NPLs”) decreased to $1.1 million compared to $1.2 million as of September 30, 2005, and increased from $915 thousand at December 31, 2005. The percentage of NPLs to total loans decreased to 0.12% at September 30, 2006, compared to 0.19% at September 30, 2005. Additionally, we reported net loan charge-offs of $588 thousand for the three months ended September 30, 2006 compared to net loan charge-offs of $48 thousand for the same period in 2005 and net loan charge-offs of $582 thousand for the nine months of 2006 compared to net loan charge-offs of $108 thousand for the nine months of 2005.

“Although we had a few, non-real estate related loan charge-offs, the quality of the bank’s assets continues to be strong, and reflects favorably on the credit culture of the bank. Prudent lending will continue to be a focus of senior management, with ongoing monitoring of national and local economic trends and their impact on the loan portfolio. In concert with sound capital ratios, experienced lending teams, an effective credit review process and appropriate methodology for addressing problem exposures, we believe the architecture is in place to support the quarter-end ALLL level of 1.22%,” stated Don Bigger, Executive VP, Credit Administrator.

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies.

Business Strategy

Commenting on the outlook and business strategy for the company, Mr. Jamison said, “We continue to be encouraged by our third quarter results including growth in loans, assets, income and our net interest margin. With the current interest rate environment, the increase in our year-over-year net interest margin is indicative of our balance sheet sensitivity at this time. We see changes in the deposit environment, and although our net interest margin moved slightly, we are focusing much of our efforts in building a strong core deposit base and expanding products and services to enhance that effort. With the closing of the Valley Bank transaction and the addition of their branch network, we will be able to better deliver our deposit products and services to a larger footprint in the Southern Nevada market. Likewise, as we expand our franchise in the Phoenix market, we will focus on core deposit and commercial loans and expand with a branch network that will focus on those core needs. We are especially encouraged with the talented officers and employees with having acquired Valley and Cactus. These are valued assets that will produce the results and allow the movement forward in our strategic plan.”

Mr. Jamison continued, “We are very excited about our future. Since our initial public offering, we have consistently stated that our plan was to broaden our branch footprint in our home market and look for special synergistic acquisitions in other high growth markets such as Arizona and the ‘Inland Empire’ in Southern California. As of today, we have met those commitments as to organic growth, in-market acquisitions and now the expansion of the company into the dynamic Phoenix, Arizona market.”

For more information about Community Bank of Nevada, visit our website at www.communitybanknv.com.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, NV. Through our current 14 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Cactus Commerce Bank in Arizona, we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses. For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Attached to this press release is summarized financial information for the quarter and nine months ended September 30, 2006. The condensed consolidated balance sheets include the financial condition of Cactus Commerce Bank as of September 30, 2006.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp and PSLRA’s safe harbor provisions.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the three months ended September 30,			For the nine months ended September 30,
	2006	2005	% Change	2006	2005	% Change
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans, including fees	$19,318	$11,343	70.3%	$52,278	$27,067	93.1%
Securities:
Taxable	618	646	-4.3%	2,048	1,889	8.4%
Non-Taxable	209	207	1.0%	629	627	0.3%
Federal funds sold	370	330	12.1%	1,370	1,273	7.6%
Equity securities	68	35	94.3%	175	87	101.2%
Other	144	—	100.0%	186	—	100.0%

Total interest and dividend income	20,727	12,561	65.0%	56,686	30,943	83.2%

Interest expense on:
Deposits	6,798	2,858	137.9%	16,712	6,851	143.9%
Short term borrowings	314	176	78.4%	637	185	244.3%
Long term borrowings	532	12	4333.3%	1,332	12	11000.0%
Junior subordinated debt	744	280	165.7%	1,992	760	162.1%

	8,388	3,326	152.2%	20,673	7,808	164.8%

Net interest income	12,339	9,235	33.6%	36,013	23,135	55.7%
Provision for loan losses	1,517	725	109.2%	3,124	816	282.8%

Net interest income after provision for loan losses	10,822	8,510	27.2%	32,889	22,319	47.4%

Other income:
Service charges and other income	459	478	-4.0%	1,342	1,009	33.0%
Income from bank owned life insurance	124	128	-3.1%	250	378	-33.9%
Rental income	35	—	100.0%	108	—	100.0%
Net gain on sales of loans	—	71	-100.0%	—	85	-100.0%

	618	677	-8.7%	1,700	1,472	15.5%

Other expenses:
Salaries, wages and employee benefits	3,609	3,253	10.9%	9,972	8,315	19.9%
Occupancy, equipment & depreciation	895	650	37.7%	2,451	1,377	78.0%
Professional fees	242	169	43.2%	877	647	35.6%
Advertising and public relations	330	385	-14.3%	821	648	26.7%
Director fees	50	38	31.6%	737	161	357.8%
Data processing	192	183	4.9%	648	498	30.1%
Core deposit intangible amortization	190	63	201.6%	571	63	806.4%
Stationery and supplies	112	119	-5.9%	315	276	14.1%
Insurance	99	77	28.6%	263	204	28.9%
Telephone & postage	82	45	82.2%	246	149	65.1%
Software maintenance	68	19	257.9%	161	65	147.7%
Loan related	48	41	17.1%	158	117	35.0%
Stock appreciation rights	14	90	-84.4%	56	439	-87.2%
Foreclosed assets, net	—	(47)	-100.0%	—	(234)	-100.0%
Other	450	336	33.9%	1,403	760	84.6%

	6,381	5,421	17.7%	18,679	13,485	38.5%

Income before income taxes	5,059	3,766	34.3%	15,910	10,306	54.4%
Income tax expense	2,002	1,080	85.4%	5,665	3,218	76.0%

Net income	$3,057	$2,686	13.8%	$10,245	$7,088	44.5%

Earnings per share:
Basic	$0.41	$0.38	7.9%	$1.39	$1.04	33.7%
Diluted	$0.41	$0.38	7.9%	$1.37	$1.02	34.3%

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,		December 31,
	2006	2005	2005
	(Dollars in thousands, except share data)
Assets
Cash and due from banks	$24,432	$27,370	$22,221
Federal funds sold	39,585	29,236	64,683

Cash and cash equivalents	64,017	56,606	86,904
Securities available for sale	81,616	96,517	92,777
Securities held to maturity (fair market value approximates $1,374; $1,654 and $1,601)	1,349	1,606	1,566
Investment in Federal Home Loan Bank (FHLB), Federal Reserve Bank (FRB) and Pacific Coast Bankers Bank (PCBB) stock	5,206	3,744	2,861
Loans, net of allowance for loan losses of $11,150; $7,774 and $8,117	898,142	627,574	651,574
Premises and equipment, net	15,034	15,090	15,136
Accrued interest receivable	5,447	3,041	3,770
Deferred tax assets, net	1,270	1,926	320
Bank owned life insurance	9,947	9,571	9,698
Goodwill	28,153	18,003	19,698
Core deposit intangible, net	5,113	5,268	5,077
Other assets	6,271	3,633	3,327

Total assets	$1,121,565	$842,579	$892,708

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$174,727	$176,638	$196,411
Interest bearing:
Demand	391,726	323,701	337,803
Savings	18,552	7,794	6,592
Time, $100,000 or more	94,402	76,575	74,504
Other time	170,119	94,416	109,778

Total deposits	849,526	679,124	725,088

Short term borrowings	15,000	16,000	16,000
Long term borrowings	44,500	3,500	3,500
Accrued stock appreciation rights	413	350	357
Accrued interest payable and other liabilities	6,321	3,377	4,931
Junior subordinated debt	87,630	36,083	36,083

	153,864	59,310	60,871

Stockholders’ Equity:
Common stock, par value: $0.001; shares authorized: 10,000,000; shares issued: September 2006: 7,430,484; September 2005: 7,397,737 and December 2005: 7,409,087	7	7	7
Additional paid-in capital	72,490	71,141	71,199
Retained earnings	47,008	33,786	36,763
Accumulated other comprehensive (loss) income	(1,045)	(504)	(935)

	118,460	104,430	107,034

Less cost of treasury stock, 34,375 shares	(285)	(285)	(285)

Total stockholders’ equity	118,175	104,145	106,749

Total liabilities and stockholders’ equity	$1,121,565	$842,579	$892,708

SUMMARY CONSOLIDATED FINANCIAL DATA AND OTHER DATA

(Unaudited)

	3rd Quarter 2006	3rd Quarter 2005	% CHANGE 3Q:06 vs. 3Q:05	Nine Months 2006	Nine Months 2005	% CHANGE Nine Months 2006 vs. Nine Months 2005
	(Dollars in thousands, except share and percentage data)
Share Data:
Earnings per share—basic	$0.41	$0.38	7.9%	$1.39	$1.04	33.7%
Earnings per share—diluted	0.41	0.38	7.9%	1.37	1.02	34.3%
Book value per share				15.98	14.14	13.0%
Shares outstanding at period end				7,396,109	7,363,362	0.4%
Weighted average shares outstanding—basic	7,392,407	6,986,350	5.8%	7,386,835	6,830,294	8.1%
Weighted average shares outstanding—diluted	7,500,794	7,120,761	5.3%	7,488,329	6,954,770	7.7%
Selected Other Balance Sheet Data:
Average assets	$1,017,997	$724,086	40.6%	$969,822	$649,378	49.4%
Average earning assets	944,105	678,582	39.1%	902,710	613,441	47.2%
Average stockholders’ equity	117,262	88,880	31.9%	113,079	82,896	36.4%
Gross loans				912,805	638,785	42.9%
Selected Financial Ratios:
Return on average assets	1.20%	1.48%	-18.9%	1.41%	1.45%	-2.8%
Return on average stockholders’ equity	10.43%	12.09%	-13.7%	12.08%	11.39%	6.1%
Net interest margin (1)	5.23%	5.44%	-3.9%	5.32%	5.02%	6.0%
Efficiency Ratio (2)	49.25%	54.69%	-10.0%	49.53%	54.80%	-9.6%
Capital Ratios:
Average stockholders’ equity to average assets	11.52%	12.27%	-6.1%	11.66%	12.76%	-8.6%
Leverage Ratio				12.76%	15.44%	-17.4%
Tier 1 Risk-Based Capital ratio				12.24%	14.55%	-15.9%
Total Risk-Based Capital ratio				17.73%	16.70%	-6.2%
Selected Asset Quality Ratios:
Non-performing loans (3)				$1,120	$1,189	-5.8%
Non-performing assets (4)				1,120	$1,189	-5.8%
Non-performing loans to total loans				0.12%	0.19%	-36.8%
Non-performing assets to total assets				0.10%	0.14%	-28.6%
Allowance for loan losses to total loans				1.22%	1.22%	0.0%
Allowance for loan losses to non-performing loans				995.5%	653.8%	52.3%
Allowance for loan losses to non-performing assets				995.5%	653.8%	52.3%
Net loan charge-offs to average loans (5)	0.28%	0.03%	833.3%	0.10%	0.03%	233.3%

(1)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding loan loss provision, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned.

(5)	Annualized.

CONSOLIDATED AVERAGE BALANCES

(Unaudited)

	Three months ended September 30,
	2006			2005
	Average Balance	Interest Income or Expense	Average Yield or Cost (7)	Average Balance	Interest Income or Expense	Average Yield or Cost (7)
	(Dollars in thousands, except percentage data)
Assets
Interest-earning assets:
Loans (1)(2)(3)	$829,970	$19,318	9.31%	$548,771	$11,343	8.27%
Investment securities—taxable	56,911	618	4.34%	65,983	646	3.92%
Investment securities—non-taxable (3)	22,197	209	3.77%	22,002	207	3.76%
Federal funds sold	28,663	370	5.16%	38,084	330	3.47%
Other investments (4)	6,364	212	13.32%	3,742	35	3.74%

Total interest-earning assets	944,105	20,727	8.78%	678,582	12,561	7.40%
Non-earning assets:
Cash and due from banks	18,606			20,307
Unearned loan fees	(3,357)			(2,859)
Allowance for loan losses	(9,846)			(6,897)
Goodwill & intangible	23,599			7,575
Other assets	44,890			27,378

Total assets	$1,017,997			$724,086

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits:
Interest-bearing demand	$39,928	$277	2.77%	$25,320	$68	1.07%
Money market	337,284	3,846	4.56%	261,303	1,649	2.52%
Savings	5,677	10	0.70%	6,382	8	0.50%
Time certificates of deposit	232,827	2,665	4.58%	141,565	1,133	3.20%

Total interest-bearing deposits	615,716	6,798	4.42%	434,570	2,858	2.63%
Short-term borrowings	24,619	314	5.10%	21,152	183	3.46%
Long-term debt	43,511	532	4.89%	1,369	5	1.46%
Junior subordinated debt	41,686	744	7.14%	17,237	280	6.50%

Total interest-bearing liabilities	725,532	8,388	4.62%	474,328	3,326	2.80%
Non-interest-bearing liabilities:
Demand deposits	167,491			156,727
Other liabilities	7,712			4,151

Total liabilities	900,735			635,206
Stockholders’ equity	117,262			88,880

Total liabilities and stockholders’ equity	$1,017,997			$724,086

Net interest income		$12,339			$9,235

Net interest spread (5)			4.16%			4.60%
Net interest margin (6)			5.23%			5.44%

(1)	Includes average non-accrual loans of $1.2 million in third quarter 2006 and $838 thousand in third quarter 2005.

(2)	Net loan fees of $1.2 million and $1.4 million are included in the yield computations for the third quarter of 2006 and 2005, respectively.

(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis

(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income by total average earning assets.

(7)	Annualized.

CONSOLIDATED AVERAGE BALANCES

(Unaudited)

	Nine months ended September 30,
	2006			2005
	Average Balance	Interest Income or Expense	Average Yield or Cost (7)	Average Balance	Interest Income or Expense	Average Yield or Cost (7)
	(Dollars in thousands, except percentage data)
Assets
Interest-earning assets:
Loans (1)(2)(3)	$772,846	$52,278	9.02%	$462,164	$27,067	7.81%
Investment securities—taxable	63,546	2,048	4.30%	65,552	1,889	3.84%
Investment securities—non-taxable (3)	22,369	629	3.75%	22,288	627	3.75%
Federal funds sold	37,992	1,370	4.81%	60,304	1,273	2.81%
Other investments (4)	5,957	361	8.08%	3,133	87	3.70%

Total interest-earning assets	902,710	56,686	8.37%	613,441	30,943	6.73%
Non-earning assets:
Cash and due from banks	19,452			17,216
Unearned loan fees	(3,686)			(2,432)
Allowance for loan losses	(9,202)			(6,348)
Goodwill & intangible	23,815			2,553
Other assets	36,733			24,948

Total assets	$969,822			$649,378

Liabilities and Stockholders’ Equity
Interest-bearing Liabilities:
Deposits:
Interest-bearing demand	$43,520	$766	2.35%	$22,934	$161	0.94%
Money market	312,741	8,966	3.82%	239,899	4,018	2.23%
Savings	6,291	34	0.72%	5,908	22	0.50%
Time certificates of deposit	217,904	6,946	4.25%	127,620	2,650	2.77%

Total interest-bearing deposits	580,456	16,712	3.84%	396,361	6,851	2.30%
Short-term borrowings	19,025	637	4.46%	7,349	192	3.48%
Long-term debt	37,093	1,332	4.79%	462	5	1.44%
Junior subordinated debt	37,971	1,992	6.99%	16,061	760	6.31%

Total interest-bearing liabilities	674,545	20,673	4.09%	420,233	7,808	2.48%
Non-interest-bearing liabilities:
Demand deposits	175,474			142,061
Other liabilities	6,724			4,188

Total liabilities	856,743			566,482
Stockholders’ equity	113,079			82,896

Total liabilities and stockholders’ equity	$969,822			$649,378

Net interest income		$36,013			$23,135

Net interest spread (5)			4.28%			4.25%
Net interest margin (6)			5.32%			5.02%

(1)	Includes average non-accrual loans of $1.0 thousand in the nine months of 2006 and $799 thousand in the nine months of 2005.

(2)	Net loan fees of $3.7 million and $3.2 million are included in the yield computations for the nine months of 2006 and 2005, respectively.

(3)	Yields on loans and securities have not been adjusted to a tax-equivalent basis

(4)	Includes Federal Reserve Bank stock, Federal Home Loan Bank stock and Pacific Coast Bankers Bank stock and interest bearing due from banks.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income by total average earning assets.

(7)	Annualized.